Exhibit 99.1
NEWS RELEASE
Investor Contact:
Jessica Greiner
Director of Investor Relations
Trinity Industries, Inc.
214/631-4420

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Reports Strong Fourth Quarter and Full Year 2012 Results

DALLAS, Texas - February 20, 2013 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the fourth quarter and full year 2012, including the following significant highlights:

•
Year-over-year fourth quarter and full year revenue growth of 11% and 30%, respectively, and earnings per common diluted share growth of 61% and 93%, respectively, after adjusting for one-time items in 2011

•	Rail Group orders for 5,620 new railcars during the fourth quarter, increasing the backlog to 31,990 units with a value of $3.7 billion

•	Rail Group shipments of 4,960 railcars during the fourth quarter and 19,360 railcars during the full year

•	Inland Barge Group orders of $193 million during the fourth quarter, resulting in a backlog of $564 million

•	Available liquidity at the end of the fourth quarter of more than $1.2 billion, including $573 million of cash and the Company's unused committed credit facilities
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $71.3 million, or $0.90 per common diluted share, for the fourth quarter ended December 31, 2012. Net income for the same quarter of 2011 was $56.1 million, or $0.70 per common diluted share. Included in the results for the fourth quarter of 2011 was a pre-tax gain of $17.0 million, or $0.14 per common diluted share, due to flood-related insurance settlements.

Revenues for the fourth quarter of 2012 increased 11% to $1.0 billion compared to revenues of $914.3 million for the same quarter of 2011. The Company reported an operating profit of $158.9 million in the fourth quarter of 2012, a 14% increase compared to an operating profit of $139.5 million for the same quarter last year.

For the year ended December 31, 2012, the Company reported net income attributable to Trinity stockholders of $255.2 million, or $3.19 per common diluted share. In 2011, the Company reported net income of $142.2 million, or $1.77 per common diluted share. Prior year results included a pre-tax net gain of $15.5 million or $0.12 per common diluted share, due to flood-related insurance settlements. Revenues for the year ended December 31, 2012 were $3.8 billion, a 30% increase compared to revenues of $2.9 billion in 2011.

“I am pleased with our strong financial results for the fourth quarter and our overall performance during 2012,” said Timothy R. Wallace, Trinity's Chairman, CEO and President.  “We have worked diligently over the past decade to position our company to perform well through a variety of economic conditions. Trinity's competency in manufacturing flexibility provides us the ability to redirect a portion of our manufacturing resources towards select areas that have strong demand levels for our products. In 2012, we achieved significant growth in consolidated revenues and earnings despite continuing uncertainty within some areas of the economy.”

“During 2013, we will continue to invest resources to position our company to pursue opportunities for infrastructure-related products that support the growing needs in the energy, chemical, transportation, and construction industries,” Mr. Wallace continued.  “At this point, we have been successful in obtaining order backlogs in several of our major businesses that will provide long production runs for products serving these industries.”

Business Group Results
In the fourth quarter of 2012, the Rail Group reported revenues of $571.1 million and an operating profit of $70.7 million compared to revenues of $453.3 million and an operating profit of $34.4 million in the fourth quarter of 2011. Results for the fourth quarter of 2012 included approximately $0.04 per common diluted share of after-tax costs associated with the repositioning of a portion of the Company's production capacity. The Rail Group shipped 4,960 railcars and received orders for 5,620 railcars during the fourth quarter. The Rail Group backlog increased to $3.7 billion at December 31, 2012, representing 31,990 railcars, compared to a backlog of $3.3 billion as of September 30, 2012, representing 31,330 railcars. The increase in backlog as of December 31, 2012 reflects the value of orders taken during the quarter as well as contractual pricing adjustments on long-term orders previously received.

During the fourth quarter of 2012, the Railcar Leasing and Management Services Group reported leasing and management revenues of $132.6 million compared to $127.4 million in the fourth quarter of 2011 due to continued growth in the lease fleet and higher rental rates. In addition, the Group recognized revenue of $18.1 million in sales of railcars from the lease fleet during the fourth quarter compared to $29.2 million in the fourth quarter of 2011. Proceeds from the sale of railcars from the lease fleet owned for more than a year at the time of sale totaling $31.4 million in the fourth quarter of 2012 and $42.7 million in the fourth quarter of 2011 are not included in revenue. Operating profit for this Group was $72.9 million for the fourth quarter of 2012 compared to operating profit of $75.9 million during the fourth quarter of 2011. Included in the operating results for the fourth quarter of 2012 were $15.3 million of profit from railcar sales totaling $49.5 million compared to $18.4 million of profit from railcar sales totaling $71.9 million for the same period last year.

The Inland Barge Group reported revenues of $165.4 million compared to revenues of $149.6 million in the fourth quarter of 2011. The increase in revenues was due to higher volumes and a change in mix of barge types. Operating profit for this Group was $31.2 million in the fourth quarter of 2012 compared to $39.6 million in the fourth quarter of 2011. Fourth quarter 2011 operating profit included a gain of $17.0 million due to flood-related insurance settlements. During the fourth quarter of 2012, the Inland Barge Group received orders of $193 million, and as of December 31, 2012 had a backlog of $564 million compared to a backlog of $537 million as of September 30, 2012.

The Energy Equipment Group reported revenues of $167.3 million in the fourth quarter of 2012 compared to revenues of $125.0 million in the same quarter of 2011. Revenues increased compared to the same period in 2011 as a result of higher structural wind tower shipments and increased demand for containers and tank heads. Operating profit for the fourth quarter of 2012 increased to $8.5 million compared to a loss of $0.9 million in the same quarter last year due to manufacturing challenges that negatively impacted the Group's 2011 results. The backlog for structural wind towers as of December 31, 2012 was $680 million compared to $754 million as of September 30, 2012. Approximately $413 million of this backlog is subject to litigation with a customer for the customer's breach of a long-term supply contract for the manufacture of towers.

Revenues in the Construction Products Group were $109.8 million in the fourth quarter of 2012 compared to revenues of $115.2 million in the fourth quarter of 2011. The Group recorded an operating profit of $9.4 million in the fourth quarter of 2012 compared to an operating profit of $11.7 million in the fourth quarter of 2011. The decline in revenues and operating profit for the fourth quarter of 2012 compared to the same period in 2011 was primarily attributable to competitive pricing pressures and higher operating expenses in the Highway Products business offset partially by higher volumes and improved operating efficiencies in the Aggregates business. In December 2012, the Company entered into an agreement to sell its remaining ready-mix concrete operations which have been historically reported as a component of the Construction Products Group. This divestiture, expected to close during 2013, is considered a discontinued operation and, accordingly, the effects of its operations have been excluded from the Construction Products Group for financial reporting purposes.

Earnings Outlook
The Company's earnings guidance for the first quarter of 2013 is between $0.75 and $0.82 per common diluted share compared to $0.66 per common diluted share in the first quarter of 2012. For the full year of 2013, the Company anticipates earnings per common diluted share of between $3.45 and $3.75 compared to full year earnings per common diluted share of $3.19 in 2012. Results for the first quarter and full year 2013 could be impacted by a number of factors, including, among others: the operating leverage and efficiencies that can be achieved by the Company's manufacturing businesses; the level of sales of railcars from the leasing portfolio; the amount of profit eliminations due to railcar additions to the Leasing Group; and the impact of weather conditions on businesses within the Construction Products Group.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on February 21, 2013 to discuss its fourth quarter and full year results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company's website or by dialing (402) 220-0120 until 11:59 p.m. Eastern on February 28, 2013.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.
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Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,
	2012	2011
Revenues	$1,012.9	$914.3
Operating costs:
Cost of revenues	800.9	754.4
Selling, engineering, and administrative expenses	64.6	54.5
(Gain)/loss on disposition of property, plant, and equipment:
Net gains on lease fleet sales	(11.2)	(13.1)
Disposition of flood-damaged property	(0.4)	(17.0)
Other	0.1	(4.0)
	854.0	774.8
Operating profit	158.9	139.5
Interest expense, net	50.7	48.8
Other (income) expense	0.2	(0.1)
Income before income taxes	108.0	90.8
Provision for income taxes	37.0	33.5
Net income from continuing operations	71.0	57.3
Net income (loss) from discontinued operations	(0.2)	(0.4)
Net income	70.8	56.9
Net income (loss) attributable to noncontrolling interest	(0.5)	0.8
Net income attributable to Trinity Industries, Inc.	$71.3	$56.1

Net income attributable to Trinity Industries, Inc. per common share:
Basic
Continuing operations	$0.90	$0.71
Discontinued operations	—	(0.01)
	$0.90	$0.70
Diluted
Continuing operations	$0.90	$0.71
Discontinued operations	—	(0.01)
	$0.90	$0.70
Weighted average number of shares outstanding:
Basic	76.8	77.7
Diluted	76.9	77.9
Proceeds from the sales of railcars from the lease fleet owned more than one year at the time of sale were $31.4 million and $42.7 million for the three months ended December 31, 2012 and 2011, respectively. Operating profit from sales of railcars owned one year or less at the time of sale was $4.1 million and $5.3 million for the three months ended December 31, 2012 and 2011, respectively.
Amounts previously reported have been adjusted to exclude discontinued operations resulting from the expected sale of the Company's ready-mix concrete operations.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Year Ended December 31,
	2012	2011
Revenues	$3,811.9	$2,938.3
Operating costs:
Cost of revenues	3,051.5	2,357.5
Selling, engineering, and administrative expenses	224.1	194.0
(Gain)/loss on disposition of property, plant, and equipment:
Net gains on lease fleet sales	(33.5)	(16.2)
Disposition of flood-damaged property	(0.4)	(17.6)
Other	(4.6)	(6.2)
	3,237.1	2,511.5
Operating profit	574.8	426.8
Interest expense, net	193.2	183.8
Other (income) expense	(4.3)	4.0
Income before income taxes	385.9	239.0
Provision for income taxes	134.0	92.2
Net income from continuing operations	251.9	146.8
Net income (loss) from discontinued operations	1.8	(1.1)
Net income	253.7	145.7
Net income (loss) attributable to noncontrolling interest	(1.5)	3.5
Net income attributable to Trinity Industries, Inc.	$255.2	$142.2

Net income attributable to Trinity Industries, Inc. per common share:
Basic
Continuing operations	$3.18	$1.78
Discontinued operations	0.02	(0.01)
	$3.20	$1.77
Diluted
Continuing operations	$3.17	$1.78
Discontinued operations	0.02	(0.01)
	$3.19	$1.77
Weighted average number of shares outstanding:
Basic	77.3	77.5
Diluted	77.5	77.8
Proceeds from the sales of railcars from the lease fleet owned more than one year at the time of sale were $126.3 million and $60.6 million for the years ended December 31, 2012 and 2011, respectively. Operating profit from sales of railcars owned one year or less at the time of sale was $24.8 million and $13.2 million for the years ended December 31, 2012 and 2011, respectively.
Amounts previously reported have been adjusted to exclude discontinued operations resulting from the expected sale of the Company's ready-mix concrete operations.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended December 31,
Revenues:	2012	2011
Rail Group	$571.1	$453.3
Construction Products Group	109.8	115.2
Inland Barge Group	165.4	149.6
Energy Equipment Group	167.3	125.0
Railcar Leasing and Management Services Group	150.7	156.6
All Other	20.3	16.4
Eliminations - lease subsidiary	(105.1)	(72.7)
Eliminations - other	(66.6)	(29.1)
Consolidated Total	$1,012.9	$914.3

	Three Months Ended December 31,
Operating profit (loss):	2012	2011
Rail Group	$70.7	$34.4
Construction Products Group	9.4	11.7
Inland Barge Group	31.2	39.6
Energy Equipment Group	8.5	(0.9)
Railcar Leasing and Management Services Group	72.9	75.9
All Other	(3.1)	(3.0)
Corporate	(17.9)	(13.0)
Eliminations - lease subsidiary	(13.6)	(5.0)
Eliminations - other	0.8	(0.2)
Consolidated Total	$158.9	$139.5

Amounts previously reported have been adjusted to exclude discontinued operations resulting from the expected sale of the Company's ready-mix concrete operations.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Year Ended December 31,
Revenues:	2012	2011
Rail Group	$2,013.0	$1,274.7
Construction Products Group	483.7	453.3
Inland Barge Group	675.2	548.5
Energy Equipment Group	558.6	472.8
Railcar Leasing and Management Services Group	647.1	552.0
All Other	81.4	61.8
Eliminations - lease subsidiary	(485.9)	(325.5)
Eliminations - other	(161.2)	(99.3)
Consolidated Total	$3,811.9	$2,938.3

	Year Ended December 31,
Operating profit (loss):	2012	2011
Rail Group	$199.0	$77.3
Construction Products Group	44.8	54.9
Inland Barge Group	124.7	106.4
Energy Equipment Group	18.2	8.9
Railcar Leasing and Management Services Group	300.9	254.5
All Other	(10.2)	(3.8)
Corporate	(51.5)	(43.6)
Eliminations - lease subsidiary	(50.8)	(28.3)
Eliminations - other	(0.3)	0.5
Consolidated Total	$574.8	$426.8

Amounts previously reported have been adjusted to exclude discontinued operations resulting from the expected sale of the Company's ready-mix concrete operations.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2012	December 31, 2011
Cash and cash equivalents	$573.0	$351.1
Receivables, net of allowance	390.0	385.9
Inventories	667.7	544.6
Restricted cash	223.2	240.3
Net property, plant, and equipment	4,299.0	4,159.1
Goodwill	240.4	219.5
Assets held for sale and discontinued operations	27.9	32.5
Other assets	248.7	188.0
	$6,669.9	$6,121.0

Accounts payable	$188.2	$207.4
Accrued liabilities	583.1	421.3
Debt, net of unamortized discount of $87.5 and $99.8	3,055.0	2,972.2
Deferred income	44.5	38.7
Deferred income taxes	572.4	434.7
Liabilities held for sale and discontinued operations	3.7	2.7
Other liabilities	85.4	95.7
Stockholders' equity	2,137.6	1,948.3
	$6,669.9	$6,121.0

Amounts previously reported have been adjusted to exclude discontinued operations resulting from the expected sale of the Company's ready-mix concrete operations.

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	December 31, 2012	December 31, 2011
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,260.1	$1,171.7
Accumulated depreciation	(720.8)	(682.1)
	539.3	489.6
Leasing:
Wholly-owned subsidiaries:
Machinery and other	9.6	9.6
Equipment on lease	3,662.6	3,429.3
Accumulated depreciation	(468.4)	(372.9)
	3,203.8	3,066.0
TRIP Holdings:
Equipment on lease	1,272.4	1,257.7
Accumulated depreciation	(153.8)	(122.7)
	1,118.6	1,135.0
Net deferred profit on railcars sold to the Leasing Group:
Sold to wholly-owned subsidiaries	(381.8)	(344.5)
Sold to TRIP Holdings	(180.9)	(187.0)
	(562.7)	(531.5)
	$4,299.0	$4,159.1
Leasing portfolio information:
Portfolio size (number of railcars):
Wholly-owned subsidiaries	57,000	54,595
TRIP Holdings	14,455	14,350
Total fleet	71,455	68,945
Portfolio utilization:
Wholly-owned subsidiaries	98.4%	99.3%
TRIP Holdings	99.2%	99.9%
Total fleet	98.6%	99.5%
Amounts previously reported have been adjusted to exclude discontinued operations resulting from the expected sale of the Company's ready-mix concrete operations.

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	December 31, 2012	December 31, 2011
Debt
Corporate/Manufacturing - Recourse:
Revolving credit facility	$—	$—
Convertible subordinated notes	450.0	450.0
Less: unamortized discount	(87.5)	(99.8)
	362.5	350.2
Other	1.2	1.5
	363.7	351.7
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	45.8	48.6
Term loan	48.6	54.7
	94.4	103.3
Non-recourse:
Secured railcar equipment notes	1,140.3	842.0
Warehouse facility	173.6	308.5
Promissory notes	424.1	465.5
	1,738.0	1,616.0
TRIP Holdings - Non-recourse:
Senior secured notes	170.0	170.0
Less: Owned by Trinity	(108.8)	(108.8)
	61.2	61.2
Secured railcar equipment notes	797.7	840.0
	858.9	901.2
	$3,055.0	$2,972.2

Amounts previously reported have been adjusted to exclude discontinued operations resulting from the expected sale of the Company's ready-mix concrete operations.

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	December 31, 2012	December 31, 2011
Leasing Debt Summary
Total Recourse Debt	$94.4	$103.3
Total Non-Recourse Debt(1)	2,596.9	2,517.2
	$2,691.3	$2,620.5
Total Leasing Debt
Wholly-owned subsidiaries	$1,832.4	$1,719.3
TRIP Holdings(1)	858.9	901.2
	$2,691.3	$2,620.5
Equipment on Lease(2)
Wholly-owned subsidiaries	$3,203.8	$3,066.0
TRIP Holdings	1,118.6	1,135.0
	$4,322.4	$4,201.0
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	57.2%	56.1%
TRIP Holdings	76.8%	79.4%
Combined	62.3%	62.4%

(1)     Excludes $108.8 million in TRIP Holdings' Senior Secured Notes owned by Trinity and eliminated in consolidation.
(2)     Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)
Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period. Amounts previously reported have been adjusted to exclude discontinued operations resulting from the expected sale of the Company's ready-mix concrete operations.

	Three Months Ended December 31, 2012			Three Months Ended December 31, 2011
	Income (Loss)	Average Shares	EPS	Income (Loss)	Average Shares	EPS
Net income from continuing operations	$71.0			$57.3
Less: net income (loss) from continuing operations attributable to noncontrolling interest	(0.5)			0.8
Net income from continuing operations attributable to Trinity Industries, Inc.	71.5			56.5
Unvested restricted share participation	(2.1)			(1.5)
Net income from continuing operations attributable to Trinity Industries, Inc. - basic	69.4	76.8	$0.90	55.0	77.7	$0.71
Effect of dilutive securities: Stock options	—	0.1		—	0.2
Net income from continuing operations attributable to Trinity Industries, Inc. - diluted	$69.4	76.9	$0.90	$55.0	77.9	$0.71
Net income from discontinued operations, net of taxes	$(0.2)			$(0.4)
Unvested restricted share participation	—			(0.1)
Net income from discontinued operations, net of taxes - basic	(0.2)	76.8	$—	(0.5)	77.7	$(0.01)
Effect of dilutive securities: Stock options	—	0.1		—	0.2
Net income from discontinued operations, net of taxes - diluted	$(0.2)	76.9	$—	$(0.5)	77.9	$(0.01)

	Year Ended December 31, 2012			Year Ended December 31, 2011
	Income (Loss)	Average Shares	EPS	Income (Loss)	Average Shares	EPS
Net income from continuing operations	$251.9			$146.8
Less: net income (loss) from continuing operations attributable to noncontrolling interest	(1.5)			3.5
Net income from continuing operations attributable to Trinity Industries, Inc.	253.4			143.3
Unvested restricted share participation	(7.7)			(5.0)
Net income from continuing operations attributable to Trinity Industries, Inc. - basic	245.7	77.3	$3.18	138.3	77.5	$1.78
Effect of dilutive securities: Stock options	—	0.2		—	0.3
Net income from continuing operations attributable to Trinity Industries, Inc. - diluted	$245.7	77.5	$3.17	$138.3	77.8	$1.78
Net income from discontinued operations, net of taxes	$1.8			$(1.1)
Unvested restricted share participation	(0.1)			—
Net income from discontinued operations, net of taxes - basic	1.7	77.3	$0.02	(1.1)	77.5	$(0.01)
Effect of dilutive securities: Stock options	—	0.2		—	0.3
Net income from discontinued operations, net of taxes - diluted	$1.7	77.5	$0.02	$(1.1)	77.8	$(0.01)

Trinity Industries, Inc.
Reconciliation of 2011 Earnings Per Common Diluted Share Adjusted for One-Time Items
(in millions)
(unaudited)

	Three Months Ended December 31, 2011	Year Ended December 31, 2011
Earnings per common diluted share as reported	$0.70	$1.77
Less: Per share effect of net gains arising from flood-related losses at the Company's barge manufacturing facilities in Tennessee and Missouri	0.14	0.12
Earnings per common diluted share as adjusted	$0.56	$1.65

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as income (loss) from continuing operations plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended December 31,
	2012	2011

Net income from continuing operations	$71.0	$57.3
Add:
Interest expense	51.1	49.1
Provision for income taxes	37.0	33.5
Depreciation and amortization expense	49.2	47.5
Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$208.3	$187.4

	Year Ended December 31,
	2012	2011

Net income from continuing operations	$251.9	$146.8
Add:
Interest expense	194.7	185.3
Provision for income taxes	134.0	92.2
Depreciation and amortization expense	193.7	187.7
Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$774.3	$612.0

Amounts previously reported have been adjusted to exclude discontinued operations resulting from the expected sale of the Company's ready-mix concrete operations.

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